EXHIBIT 10.39

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 18th day of January, 2002 between LeCroy Corporation, a Delaware corporation (the "Company"), and Lutz P. Henckels of Upper Saddle River, New Jersey (hereinafter, the "Executive").

                   WHEREAS, the Executive and the Company have executed and delivered an Employment Agreement dated as of December 6, 2001, wish to amend and restate that Agreement in full in order to clarify the intentions of the parties in such Employment Agreement and intend that this Agreement shall amend and restate the Employment Agreement dated as of that date;

                  WHEREAS, the Executive was employed by the Company as the President and Chief Executive Officer and served in that capacity until January 2, 2002 and thereafter is willing to serve in the capacity of a special adviser to the then Chief Executive Officer, and the Company desires to retain the Executive in that capacity on the terms and conditions herein set forth;

                  WHEREAS, the Company and the Executive acknowledge that the compensation and benefits payable hereunder are reasonable with regard to all of the circumstances of the Executive's employment with the Company and the Executive's ongoing employment with the Company;

                  NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1

                                   EMPLOYMENT

         1.1. EMPLOYMENT AND POSITION. Effective as of the beginning of the Term (as defined in section 3.1 herein) and continuing for the Term, the Company hereby agrees to employ the Executive in the capacity set forth above, and the Executive hereby accepts such employment, all on and pursuant to the terms and conditions set forth herein.

         1.2. DUTIES AND RESPONSIBILITIES. The Executive shall have and perform such duties and responsibilities as are associated with the office set forth above and as may be conferred upon him from time to time by the Chief Executive Officer of the Company. It is understood that the Executive may work on a wide variety of issues relating both to the transition of authority to the Chief Executive Officer and other issues including but not limited to, investor relations, IS, human resources facilities and acquisitions. It is further understood that from time to time your role will be re-evaluated through discussions between the Executive and the Chief Executive Officer, and that, at the Chief Executive Officer's sole discretion, your role may change.

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         1.3. PART-TIME EMPLOYMENT. The Executive shall well and faithfully serve the Company and its subsidiaries and shall devote approximately ten percent of his full time and attention to the business and affairs of the Company and its subsidiaries and the performance of his duties and responsibilities as an employee. The Executive may participate in other secondary and non-competitive business ventures and activities from time to time which do not interfere with his duties and responsibilities hereunder.

         1.4. PROHIBITED INTERESTS. During the Term, neither the Executive nor any member of his immediate family shall purchase or hold an interest in any company doing business with the Company (other than as a customer of the Company) or competing with the Company. Notwithstanding this prohibition, Executive and/or his family may hold a 1% or lesser interest in publicly traded stock, and may hold such other interests as the Company may, in its discretion, consent to in advance and in writing.

         1.5. DIRECTORSHIP. The Executive currently serves on the Company's Board of Directors and it is anticipated that he will continue to serve in that capacity. It is agreed that his services as a Director shall be in addition to the requirements hereunder.

                                    ARTICLE 2

                            REMUNERATION AND BENEFITS

         2.1. ANNUAL BASE SALARY. From the commencement of the Term until the end of the Term, the Company shall pay to the Executive an aggregate salary (the "Salary") $1,000,000, ninety percent of which is in recognition of prior services rendered to the Company by the Executive. The Salary shall be payable in such regular installments as the Company may pay its senior employees from time to time. All compensation payable to Executive by Company shall be reduced by such amounts as are required by law.

         2.2. BENEFITS. The Company shall provide to the Executive benefits that are consistent with the benefits provided under the benefit plans, practices, programs and policies of the Company (including without limitation continuation of a car allowance, any existing vacation, life insurance, health insurance, dental insurance, accidental death or dismemberment and disability plans, practices, programs or policies) in effect for its most senior employees from time to time during the Term, but excluding the grant of additional stock options.

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         2.3. STOCK OPTIONS. During the Term all stock options and restricted stock currently held by the Executive shall continue to vest in accordance with their respective terms. Based on the stock options and restricted stock held by the Executive on the date of this Agreement, at the conclusion of the Term, the Executive will have unvested stock options for an aggregate of 12,000 shares and 3,433 shares of unvested restricted stock. On that date, all of such stock options and restricted stock shall become immediately fully vested and exercisable for the period provided in the Company's Amended and Restated 1993 Stock Incentive Plan.

                                    ARTICLE 3

                              TERM AND TERMINATION

         3.1. TERM. The term (the "Term") of this Agreement shall be for a period commencing on January 2, 2002 and ending on January 12, 2004.

         3.2.     TERMINATION FOR JUST CAUSE.

                  (a) The Company may terminate the employment of the Executive hereunder at any time for Just Cause, such termination to be communicated by the Company to the Executive by written notice and effective immediately. For the purposes hereof, "Just Cause" means a determination by the Board, in the exercise of its reasonable judgment and after permitting the Executive a reasonable opportunity to be heard by the Board, that any of the following has occurred:

                           (i) the willful and continued failure by the
                  Executive, if not cured within thirty (30) days after receipt by the Executive of written notice from the Company reasonably detailing the matters to be cured, to substantially perform his material duties and responsibilities with the Company under this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness);

                           (ii) the engaging by the Executive in any act that is
                  intentionally and materially injurious to the Company, financial or otherwise, if not cured (if curable) within thirty (30) days after receipt by the Executive of written notice from the Company reasonably detailing the matters to be cured;

                           (iii) the conviction of the Executive of a criminal
                  offense involving fraud, dishonesty or other felony; and

                           (iv) the engaging by the Executive in any intentional
                  act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the Executive at the Company's expense, if not cured (if curable) within thirty (30) days after receipt by the Executive of notice from the Company.

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         3.3.     TERMINATION WITHOUT JUST CAUSE OR FOR GOOD REASON.

                  (a) The Company may terminate the employment of the Executive hereunder at any time without Just Cause, such termination to be communicated by the Company to the Executive by sixty (60) days prior written notice. In addition, the Executive may terminate his employment for Good Reason, such termination to be communicated by the Executive to the Company by sixty (60) days prior written notice. For purposes of this Agreement, "Good Reason" shall mean any one or more of the following:

                           (i) a substantial adverse alteration in the nature or
                  status of the Executive's duties or responsibilities with the Company which is not cured (if curable) to the Executive's satisfaction within thirty (30) days after written notice of such breach is provided to the Company by the Executive,

                           (ii) any purported termination of the Executive's
                  employment which is not effected in accordance with this Agreement (which purported termination shall not be effective),

                           (iii) any material breach of this Agreement
                  (including without limitation any breach of any section of Article 2 herein) by the Company which is not cured (if curable) to the Executive's satisfaction within thirty (30) days after written notice of such breach is provided to the Company by the Executive,

                           (iv) there has been an Acquisition, a Change in
                  Control or a Hostile Takeover (as defined in the Company's Amended and Restated 1993 Stock Incentive Plan as in existence on August 16, 2000) and within two (2) years thereafter the Executive is required to relocate to or regularly perform duties at any location other than within a 30-mile radius of Chestnut Ridge, New York, except for periodic travel in the ordinary course of the Company's business as it is conducted in the ordinary course,

                           (v) there has been an Acquisition, a Change in
                  Control or a Hostile Takeover (as defined in the Company's Amended and Restated 1993 Stock Incentive Plan as in existence on August 16, 2000) and within two (2) years thereafter the Company either terminates the Executive's employment or provides notice thereof to the Executive, or

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                           (vi) the Company is liquidated or the Board takes
                  formal action to commence the process of liquidation.

                  The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                  (b) Upon the termination of the Executive's employment for Just Cause under section 3.2, or upon the termination of the Executive's employment without Just Cause or for Good Reason under section 3.3(a), the Company shall pay to or to the order of the Executive immediately after the date of termination of the Executive's employment:

                           (i) the Company shall pay as salary continuation to
                  or to the order of the Executive, as compensation for the Executive's loss of employment, the remainder of the salary;

                           (ii) to the extent permissible under the relevant
                  plans, the Company shall provide the Executive with medical, dental and life insurance identical or substantially similar to those which the Executive is receiving pursuant to section
                  2.3 immediately prior to the written notice of termination referenced in section 3.3(a) herein), provided that the Executive shall be required to pay the then-current employee premiums therefor;

                           (iii) all stock options and restricted stock held by
                  Executive shall automatically become immediately exercisable with respect to the total number of shares subject thereto and such stock options and restricted stock may be exercised for all or any portion of such shares within the time period permitted under the stock option plan, and

                           (c)(i) In the event that any of the payments provided
                  for herein, together with any other payments or benefits received or to be received by the Executive in connection with the termination of employment of the Executive or otherwise (the "Severance Payments"), will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall immediately pay to or to the order of the Executive an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax on the payment provided

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

                  for by this section 3.3(c), shall be equal to the Severance Payments, placing the Executive in the same after-tax financial position in which he would have been if he had not incurred any tax liability under section 4999 of the Code. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                           (ii) In the event that the Excise Tax is subsequently
                  determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-up Payment being repaid by the Executive, if such repayment results in a reduction in Excise Tax or in federal, state and local income tax deductions) plus interest on the amount of such repayment at the rate provided in section 1274(d) of the Code.

                           (iii) In the event that the Excise Tax is determined
                  to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time the Gross-up Payment is made), the Company shall make an additional Gross-up Payment in respect to such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  3.4. VOLUNTARY TERMINATION BY EXECUTIVE FOR OTHER THAN GOOD REASON. The Executive may, upon sixty (60) days' prior written notice to the Company, voluntarily terminate his employment hereunder for other than Good Reason, in which case he shall be paid all of the compensation provided pursuant to the provisions of section 3.3(b).

         3.5.     TERMINATION UPON DEATH OR DISABILITY.

                  (a) The Executive's employment shall be terminated upon his death. The Company may terminate the employment of the Executive hereunder at any time forthwith upon the permanent disability of the

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

         Executive, such termination to be communicated by written notice given by the Company to the Executive. The Executive shall be considered to have become permanently disabled upon the earlier of: (i) his eligibility for long-term disability insurance benefits, or (ii) if in any period of 12 consecutive months during the Term, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform his duties and responsibilities hereunder for 180 consecutive days, or if, during any period of 12 consecutive months during the Term, the Executive has been unable or unwilling or has failed to perform his duties and responsibilities hereunder for a total of 180 days, consecutive or not.

                  (b) On termination of the Executive's employment as a result of the Executive's death or as a result of the Executive having become permanently disabled, the Company shall continue to pay to or to the order of the Executive or his estate, as the case may be, through the remainder of the Term, such portion of the Base Salary as remains unpaid.

         3.6. RETURN OF PROPERTY. Upon the termination of the employment of the Executive hereunder, regardless of the reason therefor, the Executive will immediately deliver or cause to be delivered to the Company all books, documents, effects, money, securities or other property (including manuals, computer disks and software products) belonging to the Company, or for which the Company is liable to others, which are in the possession, charge or custody of the Executive.

                                    ARTICLE 4

                                     GENERAL

         4.1. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its Subsidiaries and their respective businesses which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts of the Executive or representatives of the Executive in violation of this Agreement). If the employment of the Executive hereunder is terminated for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to any person other than the Company and those persons designated by it.

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

         4.2. COVENANT NOT TO COMPETE; NO SOLICITATION. The Executive agrees that for a period of sixty (60) months after the termination of his employment for any reason, the Executive will not, without the written consent of the Chief Executive Officer of the Company, directly or indirectly engage in any commercial activity that competes with the business of the Company. Competitive activities shall include, but are not limited to, engaging in activities or services for a competitor of the Company that are reasonably related to (i) services which the Executive has provided to or for the Company, (ii) current or prospective products with respect to which the Executive has worked as an employee of the Company, or (iii) current or prospective services or products with respect to which the Executive has Confidential Information. A competitor of the Company shall mean any person or organization engaged in a competing business (a "Competing Business"). The Executive also shall not, during such period, solicit for the account of any Competing Business, any customer or client of the Company or its affiliates, or, in the event of the Executive's termination of his employment, any entity or individual that was such a customer or client during the twelve (12) month period immediately preceding the Executive's termination of employment. The Executive agrees that, during the Term and for a period of one (1) year following the date of termination of the Executive's employment, he shall not, directly or indirectly, solicit, employ or cause to be solicited or employed in any capacity, or solicit, retain or cause to be retained as a consultant, any person who was employed by the Company at any time during the six (6) month period ending on the date of termination of Executive's employment.

         4.3. REMEDIES. The Executive acknowledges that the restrictions contained in section 4.2 are reasonable and necessary to protect the legitimate interests of the Company and that any breach by the Executive of any provision hereof will result in irreparable injury to the Company. The Executive acknowledges that, in addition to all remedies available at law, the Company shall be entitled to equitable relief, including injunctive relief upon application to any court having competent jurisdiction, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce section 4.2. If any of the restrictions contained in section 4.2 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provision hereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce section 4.2 in its reduced form for all purposes in the manner contemplated hereby.

         4.4. FEES. The Company shall pay directly to the Executive's counsel and tax accountants all reasonable, documented legal, tax accounting and other professional fees and expenses incurred by the Executive in seeking and to obtain or enforce any rights provided for under this Agreement or in connection with enforcing any of his rights hereunder (provided he is successful in such

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

enforcement) and in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder within 60 days of billing by such counsel. Any such notification shall set forth in reasonable detail the rights to which the Executive believe he is entitled and the provision of this Agreement under which he believes afforded such rights.

         4.5. RESIGNATIONS AND RELEASE. If the employment of the Executive hereunder is terminated in accordance with the terms of this Agreement, the Executive shall tender his resignation from all positions he may hold as an officer of the Company or any of its subsidiaries And the Executive shall provide the Company with a full and complete release of all claims of every name and nature (substantially in the form of Exhibit A hereto).

         4.6. MITIGATION. The Executive shall have no duty to mitigate the amount of any payment provided for in Article 3 herein by seeking, other employment.

         4.7. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered personally or mailed by prepaid registered mail addressed as follows:

                  (a)      in the case of the Company, to:

                                    LeCroy Corporation
                                    700 Chestnut Ridge Road
                                    Chestnut Ridge, NY 10977
                                    Attention: Vice President, Human Resources

                           with a copy to:

                                    Bingham Dana LLP
                                    150 Federal Street
                                    Boston, MA 02110
                                    Attention: Roger D. Feldman, Esq.

                  (b)      in the case of the Executive, to:

                                    Lutz P. Henckels
                                    15 Oratam Road
                                    Upper Saddle River, NJ 07458

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or, if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

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

         4.8. FULL SATISFACTION. The terms set out in this Agreement, provided that such terms are satisfied by the Company, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlement which the Executive has or may have against the Company relating to the Executive's employment by the Company and as a result of the termination of his employment by the Company in the circumstances contemplated in this Agreement.

         4.9. AMENDMENTS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         4.10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the employment relationship contemplated hereby and cancels and supersedes all prior understandings and agreements between the parties with respect thereto and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         4.11. SUCCESSORS AND ASSIGNS. Neither the Executive nor the Company may assign its rights hereunder to another person without the consent of the other; provided, however that the Company may assign its rights hereunder to a successor corporation which acquires (whether directly or indirectly, by purchase, arrangement, merger, consolidation, dissolution or otherwise) all or substantially all of the business and/or assets of the Company and expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and provided that such successor shall reasonably be able to perform all of its obligations under this Agreement.

         4.12. ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the Executive and his personal representatives and upon the Company and its successors and permitted assigns.

         4.13. FURTHER ASSURANCES. Each of the Company and the Executive agrees to execute all such documents and to do all such acts and things as the other party may reasonably request and as may be lawful and within its power to do or to cause to be done in order to carry out and/or implement in full the provisions and intent of this Agreement.

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

         4.14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the federal laws of the United States of America applicable therein. Each of the parties consents to the jurisdiction of the courts of the State of New York to hear all actions, suits and proceedings arising in connection with this Agreement, including without limitation those referenced in Sections 5.1 and 5.2 herein.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement.

                                       /s/ Lutz Henckels
                                       ----------------------------------------
                                           Executive


                                       LECROY CORPORATION

                                       By /s/ Ron Nersesian
                                          -------------------------------------
                                            Name: Ron Nersesian
                                            Title: SVP



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                                                                       EXHIBIT A

NOTE: THIS IS A SAMPLE SEVERANCE AGREEMENT, SUBSTANTIALLY SIMILAR TO ONE THAT MAY BE GIVEN TO YOU. PLEASE NOTE THAT THE AGREEMENT'S PROVISIONS MAY BE REVISED, ADDED OR OMITTED AS APPROPRIATE AND AS REQUIRED BY LAW.

                               SEVERANCE AGREEMENT

                               LECROY CORPORATION

                                                                       Date

                                  CONFIDENTIAL

Name
Address

Dear __________:

This will confirm that your employment with LeCroy Corporation (the "Company") will cease as of ______________________.

The Company will pay you your compensation in accordance with your Employment Agreement (collectively, the "Program"). Information concerning your group insurance programs is enclosed with this letter.

Should you be enrolled in the 401-K plan, you will receive information under separate cover within the next ____ weeks.

[Deal with other benefit plans here, as appropriate]

All Company property such as equipment, all copies of Company data (whether hard copy or electronically stored), keys, credit card, etc., must be returned to __________________ before 4:00 p.m., on ________________.

You agree to:

         1. comply with the terms of your Employment Agreement;

         2. not make any statement or otherwise take any other action that would or might reasonably be interpreted as harmful to the Company;

         3. agree to keep the terms and conditions of this Agreement in strict confidence, except as required by law;

         4. agree and recognize that your employment relationship with [Company] will be permanently and irrevocably severed as of [date], and that you will not apply for or otherwise seek reemployment with [Company] and that [Company] and its affiliates have no obligation to reemploy, recall, or otherwise hire you in the future;

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This offer is made without prejudice and without any admission of liability.
This is an important legal document, and you may wish to consult with counsel of your own choice in deciding whether to accept this offer.

You may take up to 21 days from receipt of this letter to consider whether to accept this offer of the Program. You should confirm your acceptance of the Program by signing below and returning one signed copy to _______________ by ________________, ________________, 20__. This Agreement shall not be effective until 8 days after you sign it, and you may revoke it at any time during the intervening 7-day period by either delivering a signed revocation notice to ___________________ or mailing such notice to ___________________ so that it is postmarked no later than 7 days after you sign this Agreement. You will not be entitled to receive any of the Program until the 7-day revocation period has expired without revocation. Should you revoke your acceptance, no severance or benefits under the Program will be provided.

On the effective date of this Agreement, Company shall pay you the severance pay and provide you with the other severance benefits pursuant to the Employment Agreement dated __, 2001 by and between LeCroy Corporation and you.

By accepting the terms of this offer and signing in the space provided below, you hereby release and forever discharge and hold the Company, its successors, insurers, employers, employees, officers, directors, shareholders and affiliates harmless of all claims or suits, of any nature whatsoever, present or future, including those arising from the law, being directly or indirectly related to your employment or the termination of such employment with the Company and specifically but without limitation including any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest or vacation pay. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission's independent right and responsibility to enforce the law. You should recognize, however, that while this Agreement does not affect your right to file charge or participate in an investigation or proceeding conducted by the Commission, it does bar any claim you might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this Agreement. You also agree not to file a lawsuit asserting any such claims. This Release and Agreement-Not-To-Sue includes, but is not limited to, contract and tort claims, claims growing out of any legal restriction on the Company's right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination (including but not limited to, claims or rights under the federal Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990), which arose before the date this Agreement is signed. You agree that these terms represent a full and final settlement of any and all claims you may have arising out of your employment with the Company, except that this Agreement shall not release or affect any vested rights you may have (1) under Company's _____________ plan,
(2) under the terms of this Agreement, (3) to continue health insurance coverage under COBRA, and (4) which by law cannot be released in this manner (e.g., Worker's Compensation claims).

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

Both you and the Company agree that should any court of competent jurisdiction rule that any part of this Agreement is unenforceable, that part of the Agreement shall be considered severed from the rest of the Agreement, and the rest of the Agreement shall remain in full force and effect.


                                  Yours very truly,

                                  LECROY CORPORATION


                                  ----------------------------------------
                                  NAME AND TITLE


         I the undersigned, having had the time to reflect, freely accept the above settlement. I acknowledge and agree that no Company representative has made any representation to or agreement with me relating to this Agreement which is not contained in the express terms of this Agreement. I acknowledge and agree that my execution and delivery of this Agreement is based upon my independent review of this Agreement, and I hereby expressly waive any and all claims or defenses by me against the enforcement of this Agreement which are based upon allegations or representations, projections, estimates, understandings or agreements by the Company or any of its representatives that are not contained in the express terms of this Agreement.


-------------------------------------------         --------------------------
[NAME OF EMPLOYEE]                                  DATE


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